Exhibit 10.2

March 8, 2023

Mr. Fred Leffler

Chief Financial Officer

Biofrontera, Inc.

120 Presidential Way, Suite 330

Woburn, MA 01801

RE: Application for secured commercial financing Biofrontera, Inc.

Dear Fred,

MidCap Business Credit LLC or its affiliates (“MidCap” or “Lender”) is pleased to commit up to $6,500,000 in commercial financing to provide for ongoing working capital, subject to the terms and conditions described herein and subject to satisfactory legal review and documentation.

Borrower:	Biofrontera, Inc.
Loan:	$6,500,000 Senior Secured Asset Based Revolving Line of Credit (“Revolver”)

Availability:	Revolving advances, not to exceed $6,500,000, may be made up to the sum of (i) 85% of eligible accounts receivable less than 91 days from invoice date, plus (ii) the least of (a) $3,250,000, (b) 50% of eligible Ameluz inventory, and (c) the Inventory advance sublimit will be subject to a cap of 100% of the Accounts Receivable availability, less reserves as reasonably determined by Lender. Lender shall give Borrower notice advance notice of the imposition of such reserve.

Use of Proceeds:	The Loan will be utilized to provide for working capital needs of the Borrower.

Security:	The Loan will be secured by the following a first lien on substantially all of the assets of the Borrower, both tangible and intangible, including without limitation all accounts, chattel paper, documents, general intangibles, instruments, deposit accounts, letter of credit rights, supporting obligations, commercial torts, inventory, equipment and other goods (as those terms are defined in the Uniform Commercial Code), subject to customary excluded collateral exceptions to exclude the following assets of the Borrower from such lien, among others: (i) motor vehicles, (ii) real property (owned or leased, (iii) payroll accounts (iv) any other asset for which the time and expense required to create ands perfect a lien there in would be excessive relative to the value afforded by such lien. No liens, other than liens solely on specific assets and other liens subject to an intercreditor or subordination agreement, are permitted on the Collateral.

Interest Rate:	The interest rate charged on the Revolver will be the 30-Day Adj. Term SOFR (30-Day Term SOFR (currently 4.56391%) plus 0.15%), set monthly on the first day of the month and subject to a floor of 2.25%, plus 4.00% (“Rate Spread”), calculated and charged monthly in arrears on the basis of a 360-day year and actual days elapsed. In the event of a called event of default, if so specific in any such default notice, a default interest rate of 3.00% will be added to the aforementioned rate.

Unused Line Fee: Collateral Monitoring Fee:

An unused line fee equal to 0.375% per annum times the average undrawn portion on the Revolver will accrue from closing date and will be paid monthly in arrears.

A monthly collateral monitoring fee equal to $2,000 will accrue from the closing date and shall be payable monthly in arrears.

Facility Fee:	A facility fee equal to 2.00% of the Revolver commitments will be required at closing. On each subsequent anniversary date, a facility fee of 1.00% of the then Revolver commitments. Such fees will be fully earned and payable at closing and on each anniversary date thereof.

Termination and Prepayment:	The loan agreement may be terminated by Borrower at any time upon thirty (30) days written notice to Lender and the payment of (a) the outstanding principal balance of the Loan (b) accrued interest and fees through the termination date. A prepayment fee according to the schedule below will apply to any such total commitment termination (with a pro rata portion of such fee applicable to any partial termination of the commitments:

Months	Prepayment Amount
1-12	$150,000
13-24	$100,000
25-36	$50,000

Cash Management:	Lender shall have viewing rights to all bank accounts maintained by Borrower. All proceeds of the Collateral shall be directly remitted to a collection account maintained in Lender’s name for the benefit of the Borrowers. The Borrowers may maintain its operating account at a bank of its choosing.

Collection Days:	Lender will immediately apply collections received from proceeds of the Collateral to the Loan, however, for interest calculation, such collections will be delayed for three (3) business days.

Audit Fee:

We reserve the right to examine Borrower’s books and records up to four times per year or more frequently if a default is called. The cost of the examination is based on a standard daily rate which, as of the date of this letter, is equal to $1,000 per 7 ½ hour man day, plus out-of-pocket expenses.

Provided no event of default exists and excluding the initial due diligence, Lender agrees to limit examination fees at $10,000 per year plus out-of-pocket expenses.

Conditions Precedent:	Each of the following conditions must be satisfied (to Lender’s satisfaction) prior to closing:
	(i)	Minimum excess availability at closing of $1,000,000 with accounts payable paid to within terms acceptable to Lender;
	(ii)	Customary legal documentation of the Loan;
	(iii)	Subordination of all shareholder debt, officer loans, and seller notes whether now existing or arising in the future.
	(iv)	“Downstream” expense payments to the wholly owned subsidiary, Bio-FRI GmbH, capped at $250M annually.
	(v)	MidCap receipt and satisfactory review of Property Insurance and Product Liability/Recall Insurance policies.
	(vi)	Satisfactory tri-party agreements (access waivers) with Cardinal Health for the 3PL/inventory locations.

Insurance:	Property and casualty insurance will be required in an amount sufficient to protect the Collateral. Lender must be maintained as Lender Loss Payee on the aforementioned policies.

Financial Reporting:	Borrower will be required to furnish us within one hundred and twenty (120) days from its fiscal year end, an annual audited level statement by an independent certified public accountant selected by Borrower and acceptable to Lender. Monthly internally prepared financial statements will be due within thirty (30) days of each month end. Annual budget will be due 30 days prior to the commencement of each fiscal year.

	Minimum Quarterly Ameluz Revenue for each quarter ended as follows:

Financial Covenants:	●	6/30/23	$4,500,000
	●	9/30/23	$6,650,000
	●	12/31/23	$11,750,000
	●	3/31/24	$8,800,000
	●	6/30/24	$6,375,000
	●	9/30/24	$10,800,000
	●	12/31/24	$12,500,000
	●	3/31/25	$12,500,000
	●	6/30/25	$8,400,000
	●	9/30/25 and quarterly thereafter $12,500,000

	A $650,000 availability block will remain in place until such time the Borrower chooses to be subject to the following quarterly Minimum EBITDA test:
	●	T3M: $250,000
	●	T6M: $500,000
	●	T9M: $750,000
	●	TTM and quarterly TTM thereafter: $1,000,000

	Compliance Certificate required quarterly.

Collateral Reporting:

Accounts Receivable: Daily, Borrower will be required to provide sales, cash receipts, and adjustment journals. At initialization and monthly thereafter, Borrower will be required to provide an open accounts receivable aging. Accounts receivable agings must have unique customer account numbers. At initialization and upon request thereafter, Borrower will be required to provide a detailed master customer list. Within ten (10) days of each month end, Borrower shall provide a reconciliation of accounts receivable aging to its general ledger and our collateral statement of account.

Inventory: At initialization and minimum of monthly thereafter, Borrower will be required to provide a detailed stock status report. Within ten (10) days of each month end, Borrower shall provide a reconciliation of the stock status report to its general ledger account.

Accounts Payable: At initialization and monthly thereafter within (10) days of each month end, a summary accounts payable aging.

Electronic Reporting: Pricing confirmed herein implies the Borrower will transmit electronically readable files (files with extensions *.prn *.pdf *.txt *.xls and other electronically readable formats acceptable to us; never a scanned document). Electronic editions of your sales and cash receipts journals and monthly accounts receivable and payable agings and other reporting are sent to us through an online portal. If Borrower chooses not to transmit the aforementioned information in electronic format, additional charges will apply for our manual input.

Legal Fees, Closing and Other Costs and Expenses – These costs are the Borrower’s responsibility, whether or not the proposed Loan closes. A legal fee deposit of $50,000 is required when you accept this letter. It will be applied to the actual legal and closing costs when they are known, usually at the time of closing. If you or your counsel requires customization of any of our form documents, then be advised that your legal and closing costs will be greater than they otherwise might be.

Either of us may terminate these discussions at any time and for any reason without liability of any kind to the other party other than described in the preceding paragraph.

Assignment – This letter is not assignable by operation of law or otherwise without our prior written consent.

Material Adverse Change – Any material adverse change in the financial position or otherwise of any parties to this transaction, may alter or terminate this commitment.

Additional Information – One week prior to closing, we will need to be brought current with the following: a.) latest available financial statements; b.) accounts payable for the most recent month-end; c.) payment proof indicating that all payroll taxes are current and in accordance with taxing authority’s requirements; d.) a roll forward of your accounts receivable along with appropriate source journals; and e.) a stock status report of your inventory.

Closing – Your loan must close within (30) days of the date of your acceptance of this commitment. By the execution of this commitment letter, you hereby authorize us, at our option, to pre-file (prior to loan closing) a Uniform Commercial Code Financing Statement (s) evidencing the security interest to be granted to us in connection with the establishment of the commercial financing package described herein. Such Financing Statement (s) will be filed with the appropriate venues so as to perfect a security interest in Borrower’s assets which will be collateral for the loan made by us to Borrower. In the event the loan does not close, we will promptly terminate any Financing Statement of record filed by us.

By signing below and returning one copy, you acknowledge that you have accepted this commitment and furthermore you are directing us to engage counsel for its documentation. Please be sure to wire your $50,000 legal fee deposit fee according to the following instructions. Failure to do so will delay your closing.

BANK NAME:	[***]

ACCOUNT NAME:	[***]

ACCOUNT NUMBER:	[***]

ROUTING NUMBER:	[***]

Please reference Biofrontera Inc. and MidCap Business Credit in the detail of the wire transfer. This will ensure timely notification to us by [***] that the wire has been received.

This commitment will terminate if not accepted on or before March 15, 2023.

Very truly yours,

MIDCAP BUSINESS CREDIT LLC

/s/ Peter F. Rutigliano

Peter F. Rutigliano

EVP, CRO

Accepted on this       8th         day of       March            2023

BORROWER:

biofrontera inc.

By	/s/ E. Fred Leffer III

Title	Chief Financial Officer